                                                   Morgan, Lewis & Bockius LLP
                                                             COUNSELORS AT LAW

August 15, 1996

Patlex Holdings, Inc.
250 Cotorro Court
Suite A
Las Cruces, New Mexico

Re:      Registration Statement on Form S-4
         ----------------------------------

Ladies and Gentlemen:

We have acted as counsel to Patlex Holdings, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of the subject registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration by the Company of up to 7,754,962 shares (the "Shares") of Common Stock, par value $.10 per share, of the Company (the "Common Stock") issuable to the shareholders of Patlex Corporation, a Pennsylvania corporation ("Patlex") and Database Technologies, Inc., a Florida corporation ("DBT") in accordance with the terms of (i) the Plan of Merger and Reorganization (the "Plan of Reorganization") providing for the merger of Patlex Newco, Inc., a Pennsylvania corporation and wholly-owned subsidiary of the Company ("Newco") with and into Patlex (the "Reorganization"), after which Patlex will become a wholly-owned subsidiary of the Company and (ii) the Agreement of Merger, dated as of February 7, 1996 (the "Merger Agreement"), among Patlex, the Company, DBT Acquisition Corp., a Florida corporation and wholly-owned subsidiary of the Company ("DBT Acquisition") and DBT, providing, among other things for the merger (the "Merger") of DBT Acquisition with and into DBT.

In connection with this opinion, we have examined the Registration Statement and the Exhibits thereto, the Plan of Reorganization, the Merger Agreement, the Company's Articles of Incorporation and Bylaws and certain of the Company's corporate proceedings as reflected in its minute books. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

We have also assumed that the Reorganization and the Merger will be implemented as described in the Registration Statement and in accordance with the Plan of Reorganization and

Patlex Holdings, Inc.
May 7, 1996
Page 2



Merger Agreement. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed. Merger Agreement.

In our opinion, the Shares will be legally issued, fully paid and non-assessable shares of Common Stock of the Company when and to the extent issued by the Company in the manner contemplated in the Registration Statement and in accordance with the Plan of Reorganization and the Merger Agreement.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to all references to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

                                                   Morgan, Lewis & Bockius LLP
                                                             COUNSELORS AT LAW

July 19, 1996

Patlex Corporation
250 Cotorro Court, Suite A
Las Cruces, NM  88005

Re: Certain Federal Income Tax Consequences of the Combination of Database Technologies and Patlex
         ----------------------------------------------------------

Gentlemen:

Pursuant to an agreement and plan of Merger dated as of February 7, 1996 among Patlex Corporation ("Patlex"), Patlex Holdings, Inc. ("Holdco") (a wholly-owned subsidiary of Patlex), DBT Acquisition Corp. ("Merger Subsidiary") (a wholly-owned subsidiary of Holdco) and Database Technologies, Inc. ("DBT")
(the "Merger Agreement"), Holdco will form Patlex Newco, Inc. ("Newco"), as a wholly-owned subsidiary of Holdco. In addition, Newco will merge with and into Patlex (the "Reorganization") and Merger Subsidiary will merge with and into DBT (the "Merger" and together with the Reorganization, the "Combination") with DBT and Patlex shareholders receiving Holdco common stock in exchange for their DBT or Patlex common stock. Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Merger Agreement or the other documents referred to in the Merger Agreement.

We have acted as legal counsel to Patlex in connection with the Combination and you have requested our opinion regarding certain federal income tax consequences of the Combination. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

         1.      The Merger Agreement;

         2.      The Registration Statement of Holdco; and

         3. Such other instruments and documents related to the formation, organization and operation of and or to the consummation of the Combination as we have deemed necessary or appropriate.

Patlex Corporation
April 16, 1996
Page 2

In preparing our opinion, as set forth below, we have reviewed such other documents relating to the Combination and such federal income tax authority as we deemed relevant under the circumstances. For purposes of this opinion, we have also assumed, with your permission and without independent investigation that (i) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the date of the Combination) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents and (ii) the Reorganization and the Merger will each be effective under state law.

Furthermore, as to certain facts (including those facts contained in the "FACTS" section of this opinion) material to our opinion that we did not independently establish or verify, we have relied upon the accuracy of statements and representations of officers of each of DBT, Patlex and Holdco (the "Certifications") contained in officer's certificates, each bearing today's date, which certifications are set forth as follows:

         1. The "FACTS" section contained herein is true, correct, and complete in all respects.

         2. The fair market value of the total consideration received by each Patlex or DBT shareholder will be approximately equal to the fair market value of the Patlex or DBT stock surrendered by such shareholder in the exchange.

         3. There is no plan of intention on the part of the shareholders of Patlex or DBT who own five percent or more of Patlex or DBT stock as of the date of the Combination, and to the best knowledge of Patlex and DBT, there is no plan or intention on the part of the remaining shareholders of Patlex or DBT, to sell, exchange, or otherwise dispose of a number of shares of Holdco stock received in the Combination that would reduce Patlex or DBT shareholders' respective ownership of Holdco stock to a number of shares of Holdco stock having a value, as of the date of the Combination, of less than 50 percent of the value of all of the formerly outstanding Patlex or DBT stock, respectively, as of the same date. For purposes of this representation, shares of Patlex or DBT stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of Holdco stock, if any, will be treated as outstanding Patlex or DBT stock on the date of the Combination. Moreover, shares of Patlex or DBT stock and Holdco stock held by Patlex or DBT shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Combination, if any, will be considered in making this representation.

         4. The payment of cash in lieu of fractional shares of Holdco stock in the Combination is solely for the purpose of avoiding the expense and inconvenience to Holdco of issuing fractional shares of Holdco stock and does not represent separately bargained for consideration.

Patlex Corporation
April 16, 1996
Page 3

         5. On the date of the Combination, Patlex and DBT will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Patlex or DBT that, if exercised or converted, would affect Holdco's acquisition or retention of control of Patlex and DBT. For purposes of this representation, control means the direct ownership of stock in Patlex and DBT possessing at least 80 percent of the total combined voting power of all classes of Patlex and DBT stock entitled to vote and at least 80 percent of the total number of shares of each other class of Patlex and DBT stock.

         6. Patlex, DBT, Newco and Merger Subsidiary and their respective shareholders will each pay their own expenses, if any, incurred in connection with the Combination.

         7.      Neither Patlex nor DBT is an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended (the "Code").

         8. On the date of the Combination, the fair market value of the total assets of each of Patlex and DBT will exceed the sum of its respective liabilities, plus the amount of liabilities, if any, to which the respective assets are subject.

         9. Neither Patlex nor DBT is under the jurisdiction of a court in a case under title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

         10. In the Combination, shares of Patlex and DBT stock possessing at least 80 percent of the total combined voting power of all classes of Patlex and DBT stock and at least 80 percent of the total number of shares of each other class of Patlex and DBT stock will be exchanged solely for voting stock of Holdco. For purposes of this representation, any shares of Patlex or DBT stock exchanged for cash or other property originating with Holdco (or a direct or indirect subsidiary of Holdco), if any, will be treated as outstanding Patlex or DBT stock on the date of this Combination.

         11. Following the Combination, Patlex and DBT will each hold at least 90 percent of the fair market value of its respective net assets and at least 70 percent of the fair market value of its respective gross assets held immediately prior to the Combination. For purposes of this representation, amounts paid by Patlex or DBT to their respective shareholders who receive cash or other property in the Combination, if any, amounts used by Patlex or DBT to pay its reorganization expenses and those of its shareholders, and all redemptions and distributions (except for regular, normal dividends), if any, made by Patlex or DBT will be included as assets of Patlex or DBT, respectively, immediately prior to the Combination.

Patlex Corporation
April 16, 1996
Page 4

         12. The Merger Agreement represents the full and complete agreement between Holdco, Merger Subsidiary, DBT and Patlex regarding the Combination, and there are no other written or oral agreements regarding the Combination.

         13. Neither Patlex nor DBT has a plan or intention to issue additional shares of its stock that would result in Holdco losing control of Patlex or DBT, and Holdco has no intention to cause Patlex or DBT to issue additional shares of its stock that would result in Holdco losing control of Patlex or DBT. For purposes of this representation, control means the direct ownership of stock in Patlex or DBT possessing at least 80 percent of the total combined voting power of all classes of Patlex or DBT stock entitled to vote and at least 80 percent of the total number of shares of each other class of Patlex or DBT stock.

         14. Before the Combination, Holdco will be in control of each of Newco and Merger Subsidiary. For purposes of this representation, control means the direct ownership of stock in each of Newco and Merger Subsidiary possessing at least 80 percent of the total combined voting power of all classes of stock of Merger Subsidiary entitled to vote and at least 80 percent of the total number of shares of each other class of stock of each of Newco and Merger Subsidiary.

         15. There is no intercorporate indebtedness existing between Holdco and Patlex, between Holdco and DBT, between Newco and Patlex, or between Merger Subsidiary and DBT that was issued, acquired or will be settled at a discount.

         16. To the best knowledge of Patlex and DBT (but without inquiry), no Patlex or DBT shareholder is under the jurisdiction of a court in a case under title 11 of the United State Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

         17. The Combination is not the result of the solicitation by a promoter, broker, or investment house.

         18. Holdco has no plan or intention to redeem or otherwise reacquire the Holdco stock issued in the Combination.

         19. The shareholders of Patlex and DBT will not retain any rights in the Patlex or DBT stock transferred to Holdco.

         20. None of the Patlex or DBT stock to be transferred by the shareholders of Patlex and DBT to Holdco will be subject to any liabilities, and no liabilities of the shareholders of Patlex or DBT are being assumed by Holdco in connection with the Combination.

Patlex Corporation
April 16, 1996
Page 5

         21. There is no indebtedness between Holdco and the shareholders of Patlex or DBT and there will be no indebtedness created in favor of the shareholders of Patlex or DBT as a result of the Combination.

         22. None of Holdco, Newco, Merger Subsidiary or any other direct or indirect subsidiary of Holdco beneficially owns, nor has any owned during the past five years, any stock of Patlex or DBT.

         23. None of Holdco, Newco or Merger Subsidiary is an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986, as amended.

         24. The transfers and exchanges pursuant to the Combination will occur under a plan agreed upon before the transaction in which the rights of the parties are defined. All exchanges will occur on approximately the same date.

         25. Those persons who were shareholders of DBT and of Patlex immediately before the Combination will be in control of Holdco immediately after the Combination. For purposes of this representation, (i) control means the direct ownership of stock in Holdco possessing at least 80 percent of the total combined voting power of all classes of Holdco stock entitled to vote and at least 80 percent of the total number of shares of each other class of Holdco stock, and (ii) any contemplated future issuance of additional shares of Holdco stock (by public offering or otherwise); any issuance of Holdco stock for services; the exercise of any Holdco stock rights, warrants, or subscriptions; and the sale, exchange, transfer by gift, or other disposition of any Holdco stock to be received in the Combination shall be taken into account.

         26. Holdco will remain in existence and hold each of the Patlex and DBT stock transferred to it in the Combination in a trade or business or as the ownership in a subsidiary engaged in a trade or business.

         27. Following the Combination, Holdco will cause Patlex and DBT to continue each of their historic businesses or use a significant portion of each of their historic business assets in a business. Holdco has no plan or intention to liquidate Patlex or DBT; to merge Patlex or DBT with or into another corporation; to sell or otherwise dispose of the Patlex or DBT stock acquired in the Combination except for transfers of Patlex or DBT stock to a corporation controlled by Holdco; or to cause Patlex or DBT to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Subsidiary, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Patlex or DBT. For purposes of this representation, control means the direct ownership of stock in a corporation possessing at least 80 percent of the total combined

Patlex Corporation
April 16, 1996
Page 6

voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock of that corporation.

         28. Holdco will not be an investment company within the meanings of section 351(e)(1) of the Code and section 1.351-1(c)(1)(ii) of the Income Tax Regulations.

         29. Holdco's principal activity will not be the performance of personal services that are substantially performed by persons each of whom owns more than 10 percent of the outstanding stock of Holdco (taking into account the attribution rules of section 318 of the Code, except that "5 percent" shall be substituted for "50 percent" in section 318(a)(2)(C) of the Code).

         30. Merger Subsidiary and Newco will have no liabilities assumed by DBT or Patlex, respectively, and will not transfer to DBT or Patlex , respectively, any assets subject to liabilities, in the Combination.

         31. None of the Holdco stock received in the Combination by any shareholder of DBT or Patlex who is (or was) a service provider to DBT or Patlex will be separate consideration for, or allocable to, past or future services. None of the compensation received by any shareholder of DBT or Patlex who is (or was) a service provider to DBT or Patlex is separate consideration for, or allocable to such shareholder's shares of DBT or Patlex stock surrendered in the Combination, and the compensation paid to any such person will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         32. Holdco stock will not be issued for (i) services rendered to or for the benefit of Holdco in connection with the Combination, (ii) any indebtedness of Holdco or (iii) any interest or indebtedness of Holdco.

                                     FACTS

Patlex has been engaged in the patent exploitation and enforcement business since late 1979. Patlex owns a 64 percent gross interest in the royalty income from, and a 42.86 percent ownership interest in, certain patents which relate to basic technology used in certain types of commonly used lasers and certain uses of laser technology.

DBT is an electronic information content provider furnishing on-line, immediate access to public records on individuals, businesses and assets.

Patlex Corporation
April 16, 1996
Page 7

Holdco is a wholly-owned subsidiary of Patlex. Prior to the Combination, Holdco will have conducted no significant business, and after the Combination, will not become an operating company.

Pursuant to the Merger Agreement dated as of February 7, 1996 among Patlex, Holdco, Merger Subsidiary and DBT, Holdco will form Newco as a wholly-owned subsidiary of Holdco. In addition, Newco will merge with and into Patlex in the Reorganization, and Merger Subsidiary will merge with and into DBT in the Merger, with DBT and Patlex shareholders receiving Holdco common stock in exchange for their DBT or Patlex common stock.

It is planned that, following the Reorganization and Merger, Holdco will hold all the common stock of Patlex and DBT. Holdco will then change its name to "DBT Online, Inc."


                                    OPINIONS

Based upon the foregoing assumptions and Certifications, and on the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of today's date, it is our opinion that for federal income tax purposes:

         1. No gain or loss will be recognized by DBT or Patlex shareholders whose shares of DBT or Patlex are exchanged solely for Holdco stock pursuant to the Combination, except with respect to cash received by such DBT or Patlex shareholders in lieu of a fractional share interest in Holdco shares.

         2. The tax basis of Holdco shares received by the Patlex and DBT shareholders in the Combination will be the same as the shareholder's basis in the Patlex or DBT shares surrender in the exchange.

         3. The holding period of the Holdco shares received in the Combination will include the period during which such shareholder held the Patlex or DBT shares exchanged.

         4. No gain of loss will be recognized by DBT, Patlex, Holdco, Merger Subsidiary or Newco as a result of the transaction.

                                    *  *  *

Our opinions set forth herein are based upon existing law, regulations, administrative pronouncements and judicial decisions, all as in effect as of today's date. All such authorities

Patlex Corporation
April 16, 1996
Page 8

are subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change on our opinions. If any of the facts, assumptions or Certifications on which our opinions are based is incorrect, please advise us so that we may consider the effect, if any, on our opinions.

The opinions set forth herein have no binding effect on the United States Internal Revenue Service or the courts. No assurance can be given that, if the matter were contested, a court would agree with the opinions set forth herein. This opinion has been delivered to you for the purpose of satisfying the condition set forth in Section 9.1(e) of the Merger Agreement.

We hereby consent to your use of this opinion letter as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission.


Very truly yours,

/s/ Morgan, Lewis & Bockius LLP